UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 24, 2007
Home BancShares, Inc.
(Exact name of registrant as specified in its charter)
Arkansas
(State or other jurisdiction of incorporation)

000-51904	71-0682831
(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)
(501) 328-4770
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          Home Bancshares, Inc (“HBI”). and Centennial Bancshares, Inc. (“CBI”) announced on August 24, 2007 the signing of definitive agreement (the “Merger Agreement”) for the acquisition of CBI by HBI in exchange for stock of HBI and cash (the “Merger”). Immediately after the Merger, Centennial Bank, a wholly owned subsidiary of CBI, will be operated as a subsidiary bank of HBI. The CBI shareholders that are accredited investors will receive whole shares of HBI equal to the product of 16.8153 and the number of shares of CBI surrendered. The unaccredited investors, which are projected to represent a 2% ownership of CBI, will receive approximately $500,000 in cash. Based upon the closing price of HOMB on August 24, 2007 of $22.54 per share the total deal value excluding the earn out is approximately $25.6 million. The Merger Agreement further provides for an earn out based upon 2008 earnings of up to a maximum of $4,000,000 which can be paid in cash or stock of HBI at the election of the accredited shareholders. The Merger is conditioned upon regulatory approval and other customary conditions.
          Following the Merger, HBI shall cause S. Gene Cauley to be elected to the Board of Directors of HBI at the first board meeting following the Effective Date.
          A copy of the press release announcing the signing of the Merger Agreement is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
2.1	Agreement and Plan of Merger By and Among Home BancShares, Inc., HBI Acquisition, Inc., and Centennial Bancshares, Inc. and the Principal Shareholders of Centennial Bancshares, Inc.

99.1	Press Release dated August 24, 2007 announcing the merger with Centennial Bancshares, Inc.
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc.
(Registrant)

Date: August 24, 2007	/s/ Randy Mayor
Randy Mayor
Chief Financial Officer